As filed with the Securities and Exchange Commission on May 10, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Covenant Transportation Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	88-0320154
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

400 Birmingham Highway
Chattanooga, Tennessee	37419
(Address of Principal Executive Offices)	(Zip Code)

First Amendment to the
Covenant Transportation Group, Inc.
Third Amended and Restated 2006 Omnibus Incentive Plan
(Full title of the plan)

David R. Parker
Chairman and Chief Executive Officer
Covenant Transportation Group, Inc.
400 Birmingham Highway
Chattanooga, Tennessee 37419
(Name and address of agent for service)

(423) 821-1212
(Telephone number, including area code, of agent for service)
_________________________________________

Copy to:
Heidi Hornung-Scherr
Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Suite 200
Lincoln, Nebraska 68508
(402) 435-3223

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A common stock, $0.01 par value per share	750,000	$18.60	$13,950,000	$1,690.74

(1)
In addition to the shares of Class A common stock set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminate number of additional shares of Class A common stock as may become issuable pursuant to the anti-dilution adjustment provisions of the Covenant Transportation Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices per share of the Class A common stock of Covenant Transportation Group, Inc. as reported on the NASDAQ Global Select Market on May 8, 2019.

EXPLANATORY NOTE

Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), previously registered 1,000,000 shares of its Class A common stock, $0.01 par value per share ("Common Stock"), available for grant of awards under the Company's 2006 Omnibus Incentive Plan (the "Incentive Plan").  The registration of such shares of Common Stock was filed on a Form S-8 Registration Statement filed with the Securities and Exchange Commission ("SEC") on June 12, 2006 (File Number 333-134939), in accordance with the Securities Act.

On March 31, 2009, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") approved the first amendment and restatement to the Incentive Plan (the "First Amended and Restated Plan") to, among other things, (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of awards under the Incentive Plan from and after the effective date of the First Amended and Restated Plan would not exceed 700,000, and (ii) limit the shares of Common Stock that would be available for issuance or reissuance under the Incentive Plan from and after the effective date of the First Amended and Restated Plan to the additional 700,000 shares reserved, plus any expirations, forfeitures, cancellations, or certain other terminations of such shares. The First Amended and Restated Plan was forwarded for stockholder approval, and on May 5, 2009, at the Company's 2009 Annual Meeting, the Company's stockholders approved the adoption of the First Amended and Restated Plan.

On March 31, 2011, the Compensation Committee approved the second amendment and restatement to the Incentive Plan (the "Second Amended and Restated Plan") to, among other things, (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of awards under the Incentive Plan from and after the effective date of the Second Amended and Restated Plan would not exceed 800,000, and (ii) limit the shares of Common Stock that would be available for issuance or reissuance under the Incentive Plan from and after the effective date of the Second Amended and Restated Plan to the 800,000 shares reserved, plus any expirations, forfeitures, cancellations, or certain other terminations of shares.  The Compensation Committee also reapproved, subject to stockholder reapproval, the material terms of the performance-based goals under the Incentive Plan so that certain incentive awards granted thereunder would continue to qualify as exempt "performance-based compensation" under Internal Revenue Code Section 162(m).  The Second Amended and Restated Plan and the material terms of the performance-based goals under the Incentive Plan were forwarded for stockholder approval, and on May 17, 2011, at the Company's 2011 Annual Meeting, the Company's stockholders approved the adoption of the Second Amended and Restated Plan and reapproved the material terms of the performance-based goals under the Incentive Plan.

On February 21, 2013, the Compensation Committee approved the third amendment and restatement to the Incentive Plan (the "Third Amended and Restated Plan") to, among other things, (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of awards under the Incentive Plan from and after the effective date of the Third Amended and Restated Plan shall not exceed 750,000 shares plus the 800,000 shares previously made available under the Second Incentive Plan Amendment, (ii) limit the shares of Common Stock that would be available for issuance or reissuance under the Incentive Plan from and after the effective date of the Third Amended and Restated Plan to the 750,000 shares reserved, plus the 800,000 shares previously reserved under the Second Incentive Plan Amendment, plus any expirations, forfeitures, cancellations, or certain other terminations of shares, and (iii) re-set the term of the Incentive Plan to expire with respect to the ability to grant new awards on March 31, 2023.  The Compensation Committee also reapproved, subject to stockholder reapproval, the material terms of the performance-based goals under the Incentive Plan so that certain incentive awards granted thereunder would continue to qualify as exempt "performance-based compensation" under Internal Revenue Code Section 162(m).  The Third Amended and Restated Plan and the material terms of the performance-based goals under the Incentive Plan were forwarded for stockholder approval, and on May 29, 2013, at the Company's 2013 Annual Meeting, the Company's stockholders approved the adoption of the Third Amended and Restated Plan and reapproved the material terms of the performance-based goals under the Incentive Plan.

On March 14, 2019, the Compensation Committee approved the first amendment to the Third Amended and Restated Plan (the "First Amendment") to, among other things, (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of awards under the Incentive Plan from and after the effective date of the First Amendment shall not exceed 750,000 shares plus such of the 750,000 shares previously reserved under the Third Amended and Restated Plan as remain or become available for grant pursuant to the terms of the Incentive Plan and (ii) re-set the term of the Incentive Plan to expire with respect to the ability to grant new awards on March 31, 2029.  The First Amendment was forwarded for stockholder approval, and on May 8, 2019, at the Company's 2019 Annual Meeting, the Company's stockholders approved the adoption of the First Amendment.

This Registration Statement on Form S-8 (this "Registration Statement") is being filed to register 750,000 shares of Common Stock available for issuance under the Incentive Plan, as amended by the approval and adoption of the First Amendment. Pursuant to General Instruction E of Form S-8, the contents of the Form S-8 Registration Statement filed with the SEC on June 12, 2006 (File Number 333-134939), the Post-Effective Amendment No. 1 to Form S-8 filed May 18, 2009 (Registration No. 333-134939), the Form S-8 Registration Statement filed with the SEC on May 27, 2011 (Registration No. 333-174582) and the Form S-8 Registration Statement filed with the SEC on June 3, 2013 (Registration No. 333-189060) are incorporated herein by reference. In accordance with the instructional note to Part I of Form S-8 as promulgated by the SEC, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference:

a)	The Company's latest annual report on Form 10-K for the year ended December 31, 2018, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K; and

c)
The description of the authorized capital stock of the Company contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

Exhibit Number	Description

4.1
Second Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed with the SEC on May 10, 2019 (File Number 000-24960))

4.2	Third Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on March 14, 2019 (File Number 000-24960))
5*	Opinion of Scudder Law Firm, P.C., L.L.O.
23.1	Consent of Scudder Law Firm, P.C., L.L.O. (included in Exhibit 5)
23.2*	Consent of Independent Registered Public Accounting Firm - KPMG LLP
24	Power of Attorney (included on the signature page of this Registration Statement)
99.1
Covenant Transportation Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan (Incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed with the SEC on April 19, 2013 in connection with the 2013 Annual Meeting of Stockholders (File Number 000-24960))

99.2
First Amendment to the Covenant Transportation Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan (Incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed with the SEC on April 8, 2019 in connection with the 2019 Annual Meeting of Stockholders (File Number 000-24960))

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on May 10, 2019.

COVENANT TRANSPORTATION GROUP, INC.

By:	/s/ David R. Parker
David R. Parker
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David R. Parker, Joey B. Hogan, Mark A. Scudder, and Heidi Hornung-Scherr, and each of them, as true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution, to execute in their respective names, individually and in each capacity stated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact and to file any such amendment to this Registration Statement, exhibits thereto, and documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and their substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature, Name, and Title	Date

/s/ David R. Parker	May 10, 2019
David R. Parker Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Richard B. Cribbs	May 10, 2019
Richard B. Cribbs Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ William T. Alt	May 10, 2019
William T. Alt Director

/s/ Robert E. Bosworth	May 10, 2019
Robert E. Bosworth Director

/s/ Bradley A. Moline	May 10, 2019
Bradley A. Moline Director

/s/ Herbert J. Schmidt	May 10, 2019
Herbert J. Schmidt Director

/s/ W. Miller Welborn	May 10, 2019
W. Miller Welborn Director